UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 5, 2021

Elys Game Technology, Corp.

(Exact name of Registrant as specified in its charter)

(Former name or former address, if changed since last report)

Delaware	001-39170	33-0823179
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

130 Adelaide Street West, Suite 701

Toronto, Ontario M5H 2K4, Canada

(Address of Principal Executive Offices)

1-628-258-5148

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ELYS	The Nasdaq Capital Market

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Membership Purchase Agreement

On July 5, 2021, Elys Game Technology, Corp. (“Elys” or the “Company”) entered into a Membership Purchase Agreement (the “Purchase Agreement”) to acquire 100% of Bookmakers Company US LLC, a Nevada limited liability company doing business as U.S. Bookmaking (“USB”), from its members (the “Sellers”). The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, the Company will acquire all the membership interests of USB and USB will become a wholly owned subsidiary of Elys (the “Proposed Transaction”).

Founded in 2016, USB is a provider of sports wagering services such as design and consulting, turn-key sports wagering solutions, and risk management. USB’s management team includes legendary sports book operator Victor Salerno, President, with over 40 years of experience in the Nevada sports book business managing risk for over 100 properties and who was inducted into the American Gaming Association's Gaming Hall of Fame in 2015 and SBC's Hall of Fame in 2020; Bob Kocienski, CEO, with over 40 years of experience in the gaming industry including oversight on the sports books at several high profile casinos; Robert Walker, Director of Bookmaking, with over 30 years of experience in managing sports books at several casinos including the Stardust, Mirage, and the MGM; and John Salerno, Director of Operations and Compliance with over 20 years of experience in the sports wagering industry under the tutelage of his father, Victor Salerno.

Pursuant to the terms of the Purchase Agreement, Elys will pay $12 million on the closing date of the Proposed Transaction, of which 50% will be payable in cash and 50% will be paid in shares of common stock of Elys at a price equal to the volume weighted average closing price of Elys stock for the 90 trading days preceding the closing date, subject to shareholder approval if the number of shares exceed 4,401,020. In addition, the Sellers will have an opportunity to receive up to an additional $38 million plus a potential premium of 10% (or $3.8 million) based upon achievement of stated adjusted cumulative EBITDA milestones during the next four years, payable 50% in cash and 50% in Elys stock at a price equal to volume weighted average price of Elys common stock for the 90 consecutive trading days preceding January 1 of each subsequent fiscal year for the duration of the earnout period ending December 31, 2025, subject to obtaining shareholder approval described above and a cap of 5,065,000 on the aggregate number of shares to be issued. Any excess not approved by shareholders or exceeding the cap will be paid in cash. The annual earnout payments are based on the achievement of the following adjusted cumulative EBITDA milestones:

Fiscal Year Ended	Adjusted Cumulative EBITDA	Maximum Potential Earnout
2021	($213,850)	-
2022	$643,950	$ 7,600,000
2023	$4,365,127	$ 9,500,000
2024	$10,620,825	$ 11,400,000
2025	$19,441,483	$ 9,500,000

The Purchase Agreement contains customary representations, warranties and covenants of Elys and the Sellers. Subject to certain customary limitations, the Sellers have agreed to indemnify Elys and its officers and directors against certain losses related to, among other things, breaches of the Sellers’ representations and warranties, certain specified liabilities and the failure to perform covenants or obligations under the Purchase Agreement.

The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement that is filed herewith as Exhibit 10.1.

The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Purchase Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding Elys, USB or either of their businesses, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Item 8.01. Other Events.

On July 7, 2021, the Company issued the press release attached hereto as Exhibit 99.1 announcing entering into the Purchase Agreement.

Item 9.01. Financial Statements and Exhibits.

(a) (b)

Financial statements of businesses acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed with the Securities and Exchange Commission if deemed to be required within the requisite filing period.

Pro forma financial information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed if deemed to be required within the requisite filing period.

(d)	Exhibits.

The following exhibits are filed with this Current Report on Form 8-K.

The following exhibits are filed with this Current Report on Form 8-K.

Exhibit Number	Description

10.1	Membership Purchase Agreement, dated July 5, 2021, by and Elys Game Technology, Corp., Bookmakers Company US LLC and the members of Bookmakers Company US LLC
99.1	Press Release, dated July 7, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2021	ELYS GAME TECHNOLOGY, CORP.

By: /s/ Michele Ciavarella
Name: Michele Ciavarella
Title: Executive Chairman